Rand Capital Corporation

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 20, 2001

                  Inspector's Certificate, Results of Balloting

      I, Daniel P. Penberthy, the Inspector of Election duly appointed and qualified, being first duly sworn by the oath hereto annexed, do hereby certify that prior to the Annual Meeting or Shareholders of Rand Capital Corporation, held in Conference Room 835 of the Rand Building, Buffalo, New York, on the 20th day of July 2001, at which a quorum was present, I did receive and canvass the votes cast by the shareholders, and that the following represents the results of balloting:

1. ELECTION OF DIRECTORS: The following nominees received the number of votes set opposite their respective names:

                                                   VOTES FOR     VOTES WITHHELD
                                                   ---------     --------------
     Allen F. Grum                                 4,750,684         19,084
     Luiz F. Kahl                                  4,749,484         20,284
     Erland E. Kailbourne                          4,749,484         20,284
     Ross B. Kenzie                                4,749,484         20,284
     Willis S. McLeese                             4,748,384         21,384
     Reginald B. Newman II                         4,750,484         19,284
     Jayne K. Rand                                 4,751,384         18,384

2. ELECTION TO BE REGULATED AS A BUSINESS DEVELOPMENT COMPANY. The proposal to elect BDC status received the following votes:

        FOR            AGAINST              ABSTAIN         NOT VOTED
        ---            -------              -------         ---------

     3,326,892          45,310               20,116         1,377,450

3. ELECTION TO APPROVE STOCK OPTION PLANS FOR THE CORPORATION. The proposal to approve the Stock Option Plans for the Corporation received the following votes:

        FOR            AGAINST              ABSTAIN
        ---            -------              -------

     4,578,385         152,955               38,428


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4.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS: The proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Corporation for the 2000 fiscal year received the following votes:

        FOR            AGAINST              ABSTAIN
        ---            -------              -------

     4,745,587          20,527               3,654

IN WITNESS WHEREOF, I have hereunto set my hand this 19th day or July 2001.


/s/ Daniel P. Penberthy
-----------------------------------
Daniel P. Penberthy, Inspector

                                        Subscribed and sworn to before me
                                        this 19th day of July 2001.


                                        /s/ Kathleen S. Rogers
                                        ----------------------------------------
                                        Notary Public

                                                   KATHLEEN S. ROGERS
                                                    No. 01R05086005
                                            Notary Public, State of New York
                                                Qualified in Erie County
                                            My Commission Expires Sept. 29, 2001


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